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                                                                     EXHIBIT 5.1


                              ATLAS PEARLMAN, P.A.
                     350 East Las Olas Boulevard, Suite 1700
                         Fort Lauderdale, Florida 33301
                               Tel: (954) 763-1200

                               September 29, 2000

Vitech America, Inc.
2190 N.W. 89th Place
Miami, Florida 33172

         RE: REGISTRATION STATEMENT ON FORM S-3; VITECH AMERICA, INC. (THE "COMPANY"), 750,120 SHARES OF COMMON STOCK

Gentlemen:

         We refer to the Registration Statement (the "Registration Statement") filed by Vitech America, Inc., a Florida corporation, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the sale of up to 750,120 shares of Common Stock, no par value per share (the "Shares"), as set forth in the above Registration Statement, 730,120 of such shares have been previously issued (the "Issued Shares") and up to 20,000 shares are to be issued upon the exercise of options (the "Option Shares"). The Issued Shares and the Option Shares are hereinafter referred to as the "Shares."

         In our capacity as counsel to the Company, we have examined the original or certified copies of all such records of the Company and all such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostat copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

         Based upon the foregoing, it is our opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the State of Florida.



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Vitech America, Inc.
September 29, 2000

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         2.       The Shares offered for the account of the Selling
                  Shareholders, as set forth in the Registration Statement, have been duly and validly authorized.

         3. The Issued Shares have been duly and validly issued and are fully paid and non-assessable.

         4. The Option Shares, when issued in accordance with the terms of the Option Agreement, will be fully paid and non-assessable.

         Members of Atlas Pearlman, P.A. own 14,430 Shares of the Company's Common Stock.

         We hereby consent to filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the use of our name under "Legal Matters" in the Prospectus constituting part of the Registration Statement.

                                                     Very truly yours,

                                                     ATLAS PEARLMAN, P.A.

                                                     /s/ ATLAS PEARLMAN, P.A.
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